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[Chase logo]                            [Chemical logo]

                    NEWS RELEASE

Chase Press Contact:          Chemical Press Contact:
John Anderson                 John Stefans
212-552-6224                  212-270-7438

     New York, December 13, 1995 -- The Chase Manhattan Corporation and Chemical Banking Corporation confirmed that, at separate meetings held on December 11, their respective stockholders had approved the merger of the two companies.

     At Chemical, the merger was approved by holders representing approximately 77 percent of the outstanding common stock, or approximately 99 percent of the votes cast;
and at Chase, by holders representing approximately 74
percent of the outstanding stock, or approximately 99 percent of the votes cast.

     The Chemical common stockholders also approved the amendment and restatement of the Chemical Certificate of Incorporation to provide for an increase in the number of shares which the Corporation will have authority to issue, from 400,000,000 to 750,000,000, and to make certain other technical changes.

     Chase and Chemical also announced that they have learned that the U.S. Department of Justice today notified the Board of Governors of the Federal Reserve System that the Department of Justice has completed its competitive review of the proposed merger and has concluded that it does not object to the merger on antitrust grounds.

     It is anticipated that the merger, which is subject to regulatory approval, including that of the Federal Reserve
Board, will be completed during the first quarter of 1996.









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